SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            FORM 8-K/A
                         Amendment No. #2



                   AMENDMENT TO CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



       Amendment to Form 8-K dated December 5, 1997 and filed
                          December 15, 1997

              Amendment No. #1 filed January 22, 1998.




                 CARPENTER TECHNOLOGY CORPORATION
      ------------------------------------------------------
      (Exact name of Registrant as specified in its Charter)




         Delaware             1-5828            23-0458500
-------------------------   ------------    -------------------
(State or other juris-      (Commission     (I.R.S. Employer
diction of incorporation)   File Number)    Identification No.)




101 West Bern Street, Reading, Pennsylvania      19612-4662
-------------------------------------------      ----------
 (Address of principal executive offices)        (Zip Code)




Registrant's telephone number, including area code: (610)208-2000

The undersigned registrant hereby amends the following item of its Form 8-K Amendment No. #1 filed January 22, 1998, as set forth in the pages attached hereto to provide restated Talley Industries, Inc. financial statements for the periods indicated to reflect management's decision to divest certain segments. In addition, unaudited pro forma financial information has been updated through December 31, 1997.

Item 7.   Financial Statements and Exhibits
                                                      Page In This
                                                         Report
                                                         ------
     (a)  Financial Statements of Talley Industries,
          Inc. as of and for the year ended December 31, 1996:

          (1)  Report of Independent Accountants.......... F-3

          (2)  Consolidated Statement of Earnings -
               Years ended December 31, 1996,
               1995 and 1994.............................. F-4

          (3)  Consolidated Balance Sheet -
               December 31, 1996 and 1995.............. F-5 - F-6

          (4)  Consolidated Statement of Changes in
               Stockholders' Equity - Years ended
               December 31, 1996, 1995 and 1994........... F-7

          (5)  Consolidated Statement of Cash Flows -
               Years ended December 31, 1996, 1995 and
               1994....................................... F-8

          (6)  Notes to Consolidated Financial
               Statements, including Summary of
               Segment Operations...................... F-9 - F-47

     (b) Unaudited Financial Statements of Talley Industries, Inc. as of and for the nine months ended September 30, 1997:

          (1)  Consolidated Balance Sheet-September 30,
               1997 and December 31, 1996................. F-48

          (2)  Consolidated Statement of Earnings -
               Nine Months Ended September 30, 1997
               and 1996................................... F-49

          (3)  Consolidated Statement of Cash Flows -
               Nine Months Ended September 30, 1997
               and 1996................................... F-50

          (4)  Consolidated Statement of Changes in
               Stockholders' Equity - Nine Months
               Ended September 30, 1997 and 1996.......... F-51

          (5)  Notes to Consolidated Financial
               Statements............................. F-52 - F-57

     (c) Unaudited Pro Forma Financial Information to reflect the registrant's acquisition of Talley Industries, Inc.:

          (1)  Unaudited Pro Forma Condensed Combined
               Balance Sheet as of December 31, 1997..... PF-3

          (2)  Unaudited Pro Forma Condensed Combined
               Statements of Income for the Year
               Ended June 30, 1997 and the Six
               Months Ended December 31, 1997......... PF-4 - PF-5

          (3)  Notes to Pro Forma Condensed Combined
               Financial Statements...................    PF-6

     (d)  Exhibits
          --------
          Number         Exhibit
          ------         -------
            23           Consent of Independent Accountants


                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           CARPENTER TECHNOLOGY CORPORATION


                           By s/G. Walton Cottrell
                              ------------------------------
                              G. Walton Cottrell
                              Sr. Vice President - Finance &
                               Chief Financial Officer


Date: February 12, 1998
















               Report of Independent Accountants
               ---------------------------------



TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF TALLEY INDUSTRIES, INC.


In our opinion, the consolidated financial statements listed in
Item 7(a) in the accompanying index appearing on page F-1 present fairly, in all material respects, the financial position of Talley Industries, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.







PRICE WATERHOUSE LLP
Phoenix, Arizona
February 17, 1997, except as to the notes titled
      "Significant Accounting Policies - Basis of
      Presentation", "Discontinued Operations" and "Segment Operations" which are as of February 3, 1998.









                                         TALLEY INDUSTRIES, INC. AND SUBSIDIARIES


Consolidated Statement of Earnings

Years Ended December 31,                                   1996            1995           1994
----------------------------------------------     ------------    ------------   ------------
Sales                                              $136,343,000    $145,760,000   $ 97,916,000
                                                   ------------    ------------   ------------

Cost of sales                                       110,150,000     116,150,000     82,672,000
Selling, general and administrative expenses         22,625,000      24,944,000     25,912,000
----------------------------------------------     ------------    ------------   ------------
                                                    132,775,000     141,094,000    108,584,000
                                                   ------------    ------------
Earnings (loss) from operations                       3,568,000       4,666,000    (10,668,000)

Other income (expense), net                          (9,116,000)         89,000        515,000
----------------------------------------------     ------------    ------------   ------------
                                                     (5,548,000)      4,755,000    (10,153,000)
Interest expense                                     10,769,000       6,681,000      6,531,000
----------------------------------------------     ------------    ------------   ------------
Loss from continuing operations before
  income taxes and extraordinary loss               (16,317,000)     (1,926,000)   (16,684,000)

Income tax provision (benefit)                       (7,013,000)     (1,452,000)    (6,689,000)
----------------------------------------------     ------------    ------------   ------------
Loss from continuing operations before
  extraordinary gains (loss)                         (9,304,000)       (474,000)    (9,995,000)
Earnings from discontinued operations, net
 of income taxes                                     40,097,000       4,029,000     13,501,000
Extraordinary gain (loss), net of income taxes      (12,052,000)     14,409,000              -
----------------------------------------------     ------------    ------------   ------------
Net earnings                                       $ 18,741,000    $ 17,964,000   $  3,506,000
                                                   ============    ============   ============
Earnings applicable to common shares
  (after deduction of preferred stock
  dividends and value of induced conversion)       $  5,608,000    $ 15,801,000   $  1,339,000
==============================================     ============    ============   ============
Earnings (loss) per share of common stock
  and common stock equivalents:
    Continuing operations                          $       (.75)   $       (.03)  $      (1.17)
    Discontinued operations                                2.88             .28           1.30
    Extraordinary gain (loss)                              (.87)           1.03              -
    Value of induced conversion                            (.86)              -              -
----------------------------------------------     ------------    ------------   ------------
    Net earnings                                   $        .40    $       1.28   $        .13
==============================================     ============    ============   ============

Weighted average shares outstanding                  13,913,000      14,001,000     10,412,000
==============================================     ============    ============

The accompanying notes are an integral part of the financial statements.

                               F-4

                      TALLEY INDUSTRIES, INC. AND SUBSIDIARIES




Consolidated Balance Sheet



December 31,                                     1996           1995
-------------------------------------    ------------   ------------
ASSETS

Cash and cash equivalents                $ 47,789,000   $  9,910,000

Accounts receivable, net of
  allowance for doubtful accounts
  of $289,000 in 1996 and $304,000
  in 1995                                  13,218,000     19,459,000

Inventories                                27,226,000     26,539,000

Deferred income taxes                       3,660,000      1,200,000

Prepaid expenses                            2,033,000      3,405,000

Net assets of discontinued operations     111,703,000    212,645,000
-------------------------------------    ------------   ------------

  Total current assets                    205,629,000    273,158,000


Property, plant and equipment,
 at cost, net of accumulated
 depreciation of $27,309,000
 in 1996 and $24,739,000 in 1995           23,106,000     23,287,000

Intangibles, at cost, net of
  accumulated amortization of
  $100,000 in 1996 and $600,000
  in 1995                                     421,000      2,537,000

Deferred charges and other assets          12,339,000     17,201,000
-------------------------------------    ------------   ------------
  Total assets                           $241,495,000   $316,183,000
=====================================    ============   ============

                                 TALLEY INDUSTRIES, INC. AND SUBSIDIARIES






December 31,                                           1996           1995
--------------------------------------------   ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt           $  3,497,000   $  1,879,000
Accounts payable                                  9,347,000     10,021,000
Accrued expenses                                 24,230,000     13,330,000
--------------------------------------------   ------------   ------------
  Total current liabilities                      37,074,000     25,230,000

Long-term debt                                  119,053,000    221,395,000
Deferred income taxes                             2,179,000      7,437,000
Other liabilities                                 8,669,000      3,753,000
Commitments and contingencies                             -              -

Stockholders' equity:
  Preferred stock, $1 par value,
    authorized 5,000,000; shares issued:

      Series A - 14,000 shares
        (67,000 in 1995) ($345,000
        involuntary liquidation preference)          14,000         67,000
      Series B - 750,000 shares
        (1,548,000 in 1995)
        ($14,992,000 involuntary
        liquidation preference)                     750,000      1,548,000
      Series D - 0 shares (120,000 in 1995)               -        120,000
  Common stock, $1 par value, authorized
    20,000,000;  shares issued:
      14,618,000 shares (10,053,000 in 1995)     14,618,000     10,053,000
  Capital in excess of par value                 79,884,000     86,035,000
  Foreign currency translation adjustments         (528,000)      (496,000)
  Accumulated deficit                           (20,218,000)   (38,959,000)
--------------------------------------------   ------------   ------------
  Total stockholders' equity                     74,520,000     58,368,000
--------------------------------------------   ------------   ------------

  Total liabilities and stockholders' equity   $241,495,000   $316,183,000
============================================   ============   ============



The accompanying notes are an integral part of the financial statements.

                                     TALLEY INDUSTRIES, INC. AND SUBSIDIARIES




Consolidated Statement of Changes in Stockholders' Equity

                                                                               Capital in                  Retained
                                       Preferred Stock             Common       Excess of    Treasury      Earnings
                               Series A   Series B    Series D      Stock       Par Value      Stock       (Deficit)
                               -------------------------------   -----------   -----------   ---------   ------------
Balance at December 31, 1993   $71,000   $1,548,000   $120,000   $10,047,000   $86,026,000   $(471,000)  $(60,429,000)
  Net earnings                                                                                              3,506,000
  Treasury stock issued                                                                        471,000
-----------------------------  -------   ----------   --------   -----------   -----------   ---------   ------------

Balance at December 31, 1994    71,000    1,548,000    120,000    10,047,000    86,026,000       -0-      (56,923,000)
  Conversion to Common stock    (4,000)                                4,000
  Exercised stock options                                              2,000         9,000
  Net earnings                                                                                             17,964,000


Balance at December 31, 1995    67,000    1,548,000    120,000    10,053,000    86,035,000       -0-      (38,959,000)
  Dividends - Preferred stock                                                   (4,398,000)
  Common stock retirements                                          (277,000)   (1,791,000)
  Stock options exercised                                            612,000     2,857,000
  Conversion to Common stock   (53,000)    (798,000)  (120,000)    4,008,000    (3,438,000)
  Common stock issued                                                222,000       619,000
  Net earnings                                                                                             18,741,000
-----------------------------  -------   ----------   --------   -----------   -----------   ---------   ------------

Balance at December 31, 1996   $14,000   $  750,000   $  -0-     $14,618,000   $79,884,000   $   -0-     $(20,218,000)
=============================  =======   ==========   ========   ===========   ===========   =========   ============



The accompanying notes are an integral part of the financial statements.


                                                       TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31,                                       1996            1995            1994
----------------------------------------------------  -------------   -------------    ------------
Cash and cash equivalents at beginning of year        $   9,910,000   $  12,577,000    $  8,949,000
----------------------------------------------------  -------------   -------------    ------------
Cash flows from operating activities:
 Net earnings                                            18,741,000      17,964,000       3,506,000
  Adjustments to reconcile net income to cash
    flows from operating activities:
      Earnings from discontinued operations             (40,097,000)     (4,029,000)    (13,501,000)
      Extraordinary items                                12,052,000     (14,409,000)              -
      Change in deferred income taxes                    (7,718,000)        382,000      (5,565,000)
      Depreciation and amortization                       2,778,000       2,800,000       3,567,000
      (Gain) loss on sale of property and equipment          (2,000)          9,000           7,000
      Original discount amortization                      8,639,000      10,187,000       9,724,000
      Amortization of deferred costs                      1,280,000       1,497,000       1,648,000
      Provision for unfunded benefits                     7,135,000               -               -
      Other                                               7,821,000       1,097,000       1,850,000
  Changes in assets and liabilities, net:
      (Increase) decrease in accounts receivable          6,785,000      (4,417,000)     (2,229,000)
      Increase in inventories                              (687,000)     (2,779,000)       (304,000)
      (Increase) decrease in prepaid expenses             1,372,000        (393,000)        397,000
      Increase in other assets                           (2,899,000)       (201,000)       (331,000)
      Increase (decrease) in accounts payable              (674,000)     (3,225,000)      1,142,000
      Increase in accrued expenses                        4,789,000         546,000       7,328,000
      Other, net                                           (476,000)         23,000        (188,000)
----------------------------------------------------  -------------   -------------    ------------
         Cash flows from operating activities            18,839,000       5,052,000       7,051,000
----------------------------------------------------  -------------   -------------    ------------
Cash flows from investing activities:
      Purchases of property and equipment                (2,534,000)     (3,929,000)     (1,130,000)
      Proceeds from sale of property and equipment            7,000          18,000          44,000
          Cash flows from investing activities           (2,527,000)     (3,911,000)     (1,086,000)
Cash flows from financing activities:
      Proceeds from exercise of stock options             3,469,000          11,000               -
      Payment of cash dividends                          (4,398,000)              -               -
      Issuance of common stock                              440,000               -         471,000
      Purchase of common stock                           (2,068,000)              -               -
      Extraordinary charge for retirement of debt       (12,052,000)              -               -
      Redemption of Discount Debentures                 (97,451,000)              -               -
      Reduction in borrowings under line of credit     (195,270,000)   (242,785,000)   (156,233,000)
      Proceeds from borrowings under line of credit     185,237,000     241,241,000     153,148,000
      Other reductions in debt                           (1,879,000)     (1,865,000)     (1,075,000)
----------------------------------------------------  -------------   -------------    ------------
          Cash flows from financing activities         (123,972,000)     (3,398,000)     (3,689,000)
----------------------------------------------------  -------------   -------------    ------------
Net cash flow from continuing operations               (107,660,000)     (2,257,000)      2,276,000
Cash flows from discontinued operations                 145,539,000        (410,000)      1,352,000
----------------------------------------------------  -------------   -------------    ------------
Net increase (decrease) in cash and cash equivalents     37,879,000      (2,667,000)      3,628,000
----------------------------------------------------  -------------   -------------    ------------
Total cash and cash equivalents at end of year        $  47,789,000   $   9,910,000    $ 12,577,000
====================================================  =============   =============    ============

The accompanying notes are an integral part of the financial statements.

Notes to Consolidated Financial Statements



Significant Accounting Policies

Basis of Presentation
---------------------

   As more fully explained in the Discontinued Operations footnote to the financial statements, the Company, subsequent to the original issuance of its financial statements for the year ended December 31, 1996, has been involved in transactions which will result in a merger. In connection with such merger, all but one segment of the Company's business is being sold and accordingly have been reflected as discontinued operations in the restated financial statements.

Principles of Consolidation:

   The consolidated financial statements include the accounts of the Company and its majority-owned domestic and foreign subsidiaries. Real estate joint ventures that are majority owned and under the control of the Company are also included in the consolidated accounts of the Company. All unconsolidated companies are reflected in the financial statements on the equity basis. All material intercompany transactions have been eliminated.

Nature of Operations:

   Talley Industries, Inc. is a diversified manufacturer of a wide range of proprietary and other specialized products for defense, industrial and commercial applications. Through its Government Products and Services segment, the Company manufactures an extensive array of propellant devices and electronic components for defense systems and commercial applications and provides naval architectural and marine engineering services. The vast majority of the Government Products and Services are for U.S. Defense and are smaller components of larger units and systems that are generally designed to enhance safety or improve performance. The Company participates in the expanding market for automotive airbags, historically through a royalty agreement and currently through developing new airbag technologies. The Company's Stainless Steel Products segment manufactures and distributes stainless steel rods and bars and other stainless steel products.

Notes to Consolidated Financial Statements



Significant Accounting Policies

Nature of Operations, continued

The Company's Industrial Products segment manufactures and sells high-voltage ceramic insulators used in power transmission and distribution systems, and specialized welding equipment and systems, aerosol insecticides, air fresheners and sanitizers, and custom designed metal buttons. During 1996, the Company sold all but one of its real estate properties which were a part of the Realty segment. Substantially all of the Company's facilities are located in and provide sales and services to the United States and Canada. (See Discontinued Operations footnote)

Accounting Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

Cash and Cash Equivalents:

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents, which consist primarily of commercial paper and money market funds, are stated at cost plus accrued interest, which approximates market.

Inventories:

   Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for substantially all commercial inventories. Costs accumulated under government contracts are stated at actual cost, net of progress payments, not in excess of estimated realizable value.

Notes to Consolidated Financial Statements



Significant Accounting Policies

Revenue Recognition:

   Sales are generally recorded by the Company when products are shipped or services performed. Sales under government contracts are recorded when the units are shipped and accepted by the government or as costs are incurred on the percentage-of-completion method. Applicable earnings are recorded pro rata based upon total estimated earnings at completion of the contracts. Anticipated future losses on contracts are charged to income when identified. Airbag royalties are recognized on an accrual basis, based on production of airbag units by the licensee and production and sales of automobiles for airbag units not produced by the licensee.

Property and Depreciation:

   Property, plant and equipment are recorded at cost and include expenditures which substantially extend their useful lives. Expenditures for maintenance and repairs are charged to earnings as incurred. With the exception of items being depreciated under composite lives, profit or loss on items retired or otherwise disposed of is reflected in earnings. When items being depreciated under composite lives are retired or otherwise disposed of, accumulated depreciation is charged with the asset cost and credited with any proceeds with no effect on earnings; however, abnormal dispositions of these assets are reflected in earnings.
   Depreciation of plant and equipment, other than buildings and improvements on leased land, is computed primarily by the straight-line method over the estimated useful lives of the assets.
   Depreciation of buildings on leased land and amortization of leasehold improvements and equipment are computed on the straight-line method over the shorter of the terms of the related leases or the estimated useful lives of the buildings or improvements. The principal estimated useful lives are: building and improvement 10-40 years, machinery and equipment 5-10 years.

Notes to Consolidated Financial Statements



Significant Accounting Policies

Income Taxes:

   The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax liabilities and assets are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. United States income taxes are provided on the portion of earnings remitted or expected to be remitted from foreign subsidiaries.

Earnings Per Share:

   Net earnings per share of Common stock and Common stock equivalents has been computed on the basis of the average number of Common shares outstanding during each year. The average number of shares has been adjusted for assumed exercise at the beginning of the year (or date of grant, if later) for any dilutive stock options, with funds obtained thereby used to purchase shares of the Company's Common stock at the average price during the year, and assumed conversion of all dilutive convertible preferred stock. Common stock equivalents that are anti-dilutive are excluded from the computation of earnings per share and earnings are reduced by the dividend requirements on such equivalents.

Intangibles:

   The excess cost of investments in subsidiaries over the equity in net assets at acquisition date is being amortized using the straight-line method over periods not in excess of 40 years. The majority of the Company's intangibles consist of goodwill, which is the excess of cost over tangible and identifiable intangible assets acquired. The carrying value of intangibles is evaluated periodically in relation to the operating performance and future cash flow of the underlying businesses.

Notes to Consolidated Financial Statements



Significant Accounting Policies

Earnings or Loss Applicable to Common Shares:

   Earnings or loss applicable to Common shares is computed by reducing the net earnings or loss by dividends, including undeclared or unpaid dividends, of the Company's Preferred A, B and D stocks.

Inventories

   Inventories are summarized as follows:

(balances in thousands)                       1996         1995
-------------------------------------      -------      -------
Raw material and supplies                  $ 4,022      $ 3,584
Work-in-process                              4,355        4,111
Finished goods                              18,849       18,844
-------------------------------------      -------      -------
                                           $27,226      $26,539
                                           =======      =======

Property, Plant and Equipment

   Property, plant and equipment, is summarized as follows:

(balances in thousands)                       1996         1995
-------------------------------------      -------      -------
Machinery and equipment                    $44,512      $42,815
Buildings and improvements                   5,765        5,073
Land                                           138          138
-------------------------------------      -------      -------
                                           $50,415      $48,026
                                           =======      =======

   Depreciation of property, plant and equipment was $2,710,000, $2,727,000, and $3,496,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

Deferred Charges and Other Assets

   Deferred charges and other assets include income tax receivables for continuing and discontinued operations at December 31, 1996 and 1995 of $5,431,000 and $5,975,000, respectively. The amount receivable must be approved by the Congressional Joint Committee on Taxation before payment will be received, and accordingly is classified as non-current. Also included in continuing operations are deferred debt issue costs of $3,044,000 and $4,488,000 for 1996 and 1995, respectively.

Notes to Consolidated Financial Statements



Long-Term Debt

   Long-term debt consists of the following:

(balances in thousands)                        1996         1995
---------------------------------------    --------     --------
10-3/4% Senior Notes, due 2003             $115,000     $115,000
12-1/4% Senior Discount Debentures,
  due 2005 (face amount $2,553,000)           2,066       90,878
Notes, interest based on prime or
  other variable market rates, due 1998       5,484        6,915
Revolving credit facilities                       -       10,033
Capitalized leases and other                      -          448
---------------------------------------    --------     --------
                                            122,550      223,274
Less current maturities                       3,497        1,879
---------------------------------------    --------     --------
Long-term debt                             $119,053     $221,395
=======================================    ========     ========

   On October 22, 1993 the Company completed a major debt refinancing program. The Company received gross proceeds of $70,000,000 from the issuance of Senior Discount Debentures, due 2005, which were issued to yield 12.25% (face amount of $126,555,000). In addition, Talley Manufacturing and Technology, Inc., ("Talley Manufacturing") a wholly owned subsidiary of the Company, which owns all of the Company's subsidiaries (except for the subsidiaries holding the Company's real estate operations), issued $115,000,000 of Senior Notes, due 2003, with an interest rate of 10.75%. Talley Manufacturing also completed a $60,000,000 secured credit facility with two institutional lenders. The gross proceeds of the public offerings, plus an initial borrowing under the secured credit facility, after payment of underwriting and other fees and expenses associated with these financings, were used to repay substantially all of the Company's previously outstanding non-real estate related debt.
   The indentures for the Senior Notes and the Senior Discount Debentures and the loan agreement relating to the secured credit facility contain covenants requiring specified fixed charge coverage ratios, working capital levels, capital expenditure limits, net worth levels, cash flow levels and certain other restrictions including limitations on dividends and other payments and incurrence of debt. As a holding company with no significant

Notes to Consolidated Financial Statements operating or income-producing assets beyond its stock interests in Talley Manufacturing and the subsidiaries holding its real estate operations, the Company is dependent primarily upon distributions from these subsidiaries to meet its debt service and other obligations. Payments from the subsidiaries are generally limited by the debt covenants of Talley Manufacturing.
   Substantially all of the receivables, inventory and property, plant and equipment of Talley Manufacturing and its subsidiaries are pledged as collateral in connection with the secured credit facility. In addition, the subsidiaries of Talley Manufacturing have guaranteed Talley Manufacturing's obligations under the Senior Notes and the secured credit facility and the Company has guaranteed the Senior Notes on a subordinated basis. The capital stock of Talley Manufacturing has been pledged by the Company to secure the Senior Discount Debentures.
   The Senior Notes mature on October 15, 2003 and Talley Manufacturing is required to make mandatory sinking fund payments of $11,500,000 on October 15, in each of 2000, 2001 and 2002.
Interest is payable semi-annually, having commenced April 15, 1994. The Senior Discount Debentures mature on October 15, 2005. No interest on the Senior Discount Debentures will be payable until April 15, 1999, when interest will be payable semi-annually on April 15 and October 15 of each year. In the event that certain financial and other conditions are satisfied, the Senior Discount Debentures require prepayments based on defined levels of airbag royalties received and proceeds from real estate sales.
   During 1996, the Company repurchased a substantial portion of the Senior Discount Debentures through several offers and open market purchases. Total aggregate principal amount of the repurchased debentures was $124,002,000 with an accreted value of $97,451,000. The Company paid a total of $105,968,000 including accrued interest and prepayment premiums to repurchase the tendered debentures. The Company recognized a $12,052,000 extraordinary loss in connection with the debt extinguishment, which consists of prepayment premiums and deferred debt cost on the extinguished debt. During the fourth quarter of 1996, the Company reclassified

Notes to Consolidated Financial Statements approximately $1,642,000 from interest expense to extraordinary loss. This amount consists of prepayment premiums and deferred debt cost incurred in the second quarter of 1996 in connection with the repurchase of the Senior Discount Debentures.
     The secured credit facility consists of a five year revolving credit facility of up to $40,000,000 and a five year $20,000,000 term loan facility. At December 31, 1996 availability under the facility, based on inventory and receivable levels and certain plant and equipment, was approximately $52,000,000, of which approximately $12,000,000 was borrowed. The five-year term facility requires monthly amortization payments based on a seven year amortization schedule, with the balance due upon expiration in October 1998. The credit facility interest rate is prime plus one half of one percent or LIBOR plus 2-3/4%, with an additional fee of one-quarter of one percent on unused amounts under the revolving facility.
     Aggregate maturities of long-term debt for the years ending December 31, 1997 through December 31, 2001, are $3,497,000, $4,053,000, $-0-, $11,500,000 and $11,500,000, respectively.
Maturities for 1997 include the balance of Senior Discount Debentures due in 2005, since the Company plans to redeem the balance outstanding in the coming year. Cash payments for total interest from continuing and discontinued operations, net of amounts capitalized, during 1996, 1995 and 1994 were $45,175,000, $16,132,000 and $16,758,000, respectively. These payments are substantially all related to the Senior Notes and Senior Discount Debentures, which are part of continuing operations. Accrued interest expense at December 31, 1996, 1995 and 1994 was $2,703,000, $2,656,000 and $2,640,000, respectively. Unamortized deferred debt issue costs at December 31, 1996, 1995 and 1994 were $3,748,000, $8,509,000 and $9,922,000, respectively. Deferred debt issue costs are amortized over the life of the respective debt instruments using the straight line method. Amortization of debt expense, including amounts related to debt reductions, in 1996, 1995 and 1994 was $4,761,000, $1,413,000 and $1,413,000,
respectively.

Notes to Consolidated Financial Statements



Benefit Plans

  Stock Option Plans
  ------------------

     In April 1996, the Company's shareholders approved the "1996 Comprehensive Stock Plan of Talley Industries, Inc." (the Plan) effective as of January 1, 1996 for key employees of the Company. Under the Plan, 1,200,000 shares of Common stock are available for issuance in connection with incentive stock options, non-qualified stock options, stock appreciation rights, bonus stock, awards in lieu of cash obligations and other stock-based awards. The Plan also permits cash payments either as a separate award or as a supplement to a stock-based award. Options may be granted at an exercise price, in the case of an incentive stock option, of not less than the fair market value of the shares on the date of grant, and in the case of an option other than an incentive stock option, of not less than 50% of the fair market value of the shares on the date of grant. The Plan replaces the Company's 1983 Restricted Stock Plan, the 1983 Long-Term Incentive Plan (both of which plans have terminated) and the 1978 and 1990 Stock Option Plans. As a result of the approval of the Plan, no further grants of options will be made under either the 1978 or 1990 Stock Options Plans. As of December 31, 1996 no options have been granted under the 1996 Comprehensive Stock Plan. As of December 31, 1996, outstanding options under the 1990 and 1978 plans were 56,000 and 199,050, respectively. The 1990 and 1978 plans require incentive stock option prices to be no less than the market value at the date of the grant and that all options, incentive and non-qualified, become exercisable generally in five years, but in no case greater than ten years from the date of grant, as specified in the individual grants.

Notes to Consolidated Financial Statements

  Stock Option Plans, continued
  -----------------------------

     Information regarding these option plans for 1996, 1995 and 1994 is as follows:

                              1996                1995             1994
                       ------------------   ------------------   --------
                                 Weighted             Weighted
                                 Average              Average
                                 Exercise             Exercise
                        Shares    Price      Shares    Price      Shares
                       --------  --------   --------  --------   --------
Options outstanding,
  beginning of year    878,300    $5.46      933,925    $5.97     855,925
Options exercised     (612,500)    4.36            -        -           -
Options forfeited      (10,750)    8.00     (192,675)    9.73     (22,000)
Options granted              -        -      137,050     8.00     100,000
                       -------              --------             --------
Options outstanding,
  end of year          255,050    $8.00      878,300    $5.46     933,925
                       =======              ========             ========


                               1996          1995          1994
                              Shares        Shares        Shares
                            -----------   -----------   -----------
Option price range at
  end of year               $5.38-$9.75   $4.25-$9.75   $4.25-$9.75
                            -----------   -----------   -----------
Option price range for
  exercised shares          $4.25-$8.00             -   $4.25-$9.75
                            -----------   -----------   -----------
Options available for
  grant at end of year        1,200,000       360,986       200,186
                            -----------   -----------   -----------
Weighted average fair
  value of options
  granted during the year             -         $2.61
                            -----------   -----------

Notes to Consolidated Financial Statements

  Stock Option Plans, continued

     Information on the Company's fixed price stock options outstanding at December 31, 1996 is as follows:

                                Remaining
         Options     Options   Contractual    Number
       Outstanding    Price       Life      Exercisable
       -----------   -------   -----------  -----------

         83,750       $9.75     4 Years       83,750
         56,000        5.38     3 Years        2,000
        115,300        8.00     4 Years       16,260
        -------                              -------
        255,050                              102,010
        =======                              =======

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" at December 31, 1996. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


(balance in thousands, except per share amounts)    1996     1995
-----------------------------------------------------------------
Net earnings - as reported                       $18,741  $17,964
Net earnings - pro forma                         $18,673  $17,858
Earnings per share - as reported                 $   .40  $  1.28
Earnings per share - pro forma                   $   .40  $  1.27
-----------------------------------------------------------------

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995: dividend yield of 0%; risk-free interest rate of 6.21%; expected volatility of 43 %, and expected lives of 5.0 years. There were no grants of options during 1996.

Notes to Consolidated Financial Statements

  Stock Option Plans, continued

     In April 1996, the Company's shareholders approved the "1996 Non-Employee Director Stock Plan of Talley Industries, Inc." (the Director Plan) effective as of January 1, 1996 for non-employee directors of the Company. Under the Director Plan, 200,000 shares of Common stock are available for issuance in connection with the Annual Restricted Stock Grants or the Annual Option Grants. The exercise price under an option will be equal to the fair market value of the Common stock on the date of grant. At December 31, 1996, a total of 10,000 options for shares of Common stock had been granted under the Director Plan with an option price of $7.88.

  Retirement Plans

     The Company and its subsidiaries have pension plans covering a majority of its employees. Normal retirement age is 65, but provisions are made for early retirement. For subsidiaries with defined benefit plans, benefits are generally based on years of service and salary levels. Contributions to the respective defined contribution plans are based on each participant's annual pay and age. The Company also has a retirement plan for its Board of Directors. Benefits are payable under the plan after five years of service upon reaching age 68, or retirement if later. Net pension cost for continuing operations in 1996, 1995 and 1994 was $1,098,000, $1,453,000 and $1,954,000, respectively.
     Net pension cost for discontinued operations in 1996, 1995 and 1994 was $2,597,000, $2,679,000 and $2,883,000, respectively.

Notes to Consolidated Financial Statements

  Retirement Plans, continued

     The Company generally contributes the greater of the amounts expensed or the minimum statutory funding requirements.
     Pension costs for all defined benefit plans include the following components:


(balances in thousands)              1996      1995        1994
-----------------------------    --------    --------    --------
Service cost-benefits earned
  during the year                $  1,542    $  1,138    $  1,377
Interest cost on projected
  benefit obligation                2,785       2,781       2,360
Actual return on assets            (6,731)    (11,377)        643
Net amortization and deferral       2,602       8,035      (3,493)
-----------------------------    --------    --------    --------
Net pension cost                 $    198    $    577    $    887
                                 ========    ========    ========

The following table sets forth the aggregate funded status of defined benefit plans at December 31, 1996 and 1995:

                                     1996                 1995
                                -------------   -----------------------------
                                Assets Exceed   Assets Exceed    Accumulated
                                 Accumulated     Accumulated      Benefits
(balances in thousands)            Benefits       Benefits      Exceed Assets
-----------------------------   -------------   -------------   -------------
Fair value of plan assets       $      52,471   $      45,857   $       1,852
Projected benefit obligation          (42,439)        (41,955)         (1,998)
-----------------------------   -------------   -------------   -------------
Projected benefit obligation
  (in excess of) less than
  plan assets                          10,032           3,902            (146)
Unrecognized net loss (gain)          (11,356)         (5,008)           (175)
Unrecognized prior service
  cost                                   (234)           (252)              4
Unrecognized net liability                692             520             344
Unfunded accumulated benefit
  obligation                                -               -            (173)
-----------------------------   -------------   -------------   -------------
Pension liability               $        (866)  $        (838)  $        (146)
=============================   =============   =============   =============

Accumulated benefits            $      38,035   $      37,046   $       1,998

Vested benefits                 $      36,336   $      35,094   $       1,955

Notes to Consolidated Financial Statements

  Retirement Plans, continued

     The Directors' Pension plan was unfunded with a projected benefit obligation of $1,009,000 and $897,000 at December 31, 1996 and 1995, respectively. The net pension cost for 1996 and 1995 were $247,000 and $234,000, respectively.
     Assumptions used in 1996, 1995 and 1994 to determine the actuarial present value of plan benefit obligations were:

                                                  1996   1995   1994
                                                  ----   ----   ----

     Assumed discount rate                        7.25%   6.5%   8.5%
     Assumed rate of compensation increase         4.5%   4.5%   5.0%
     Expected rate of return on plan assets        9.0%   9.0%   9.0%

     Net periodic pension cost is determined using the assumptions as of the beginning of the year. The funded status is determined using the assumptions as of the end of the year. Assets of the Company's pension plans consist of marketable equity securities, guaranteed investment contracts and corporate and government debt securities. At December 31, 1996 the total value of defined benefit plan assets exceed total vested benefits by $16,135,000.
     Effective January 1, 1984, the Company established an employee stock purchase plan for eligible U.S. employees. Each eligible employee who elects to participate may contribute 1% to 5% of his or her pretax compensation from the Company. The Company contributes an amount equal to 50% of the employee contributions. Total Company contributions during 1996 and 1995 were $535,000 and $502,000, respectively.

  Accrued Compensation

     Accrued compensation for continuing operations was $5,208,000, $4,022,000 and $2,125,000 for the years ended December 31, 1996,
1995 and 1994, respectively. Accrued compensation for discontinued operations was $9,219,000, $6,729,000 and $6,856,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Accrued compensation includes accruals for vacation pay and corporate incentives.

Notes to Consolidated Financial Statements



Capital Stock

     Each share of Series A Convertible Preferred stock entitles its holder to receive an annual cash dividend of $1.10 per share; to convert it into .95 of a share of Common stock, as adjusted in the event of future dilution; to receive up to $25.00 per share in the event of involuntary or voluntary liquidation; and, subject to certain conditions in loan agreements, may be redeemed at the option of the Company at a price of $25.00 per share plus accrued and unpaid dividends.
     Each share of Series B $1.00 Cumulative Convertible Preferred stock entitles its holder to receive an annual cash dividend of $1.00 per share; to convert it into 1.31 shares of Common stock, as adjusted in the event of future dilution; to receive up to $20.00 per share plus accrued and unpaid dividends in the event of involuntary liquidation; to receive up to $52.50 plus accrued and unpaid dividends per share in the event of voluntary liquidation and, subject to certain conditions in loan agreements, may be redeemed at the option of the Company at a price of $52.50 per share plus accrued and unpaid dividends. Dividends on the shares of Series A and Series B Preferred stock are cumulative and must be paid in the event of liquidation and before any distribution to holders of Common stock.
     Each share of Common stock has a preferred stock purchase right attached, allowing the holder, upon the occurrence of a change in control, as defined in a Rights agreement (as amended and restated on February 2, 1996), to buy one one-hundredth of a share of Series C Junior Participating Preferred stock at an exercise
price of $32.   The  Series C stock,  which  may  be purchased upon
exercise of the Rights, is nonredeemable and junior to other series of the Company's preferred stock. No shares of Series C stock have been issued as of December 31, 1996.
     On February 16, 1996, the Company issued 1,905,849 shares of Talley Common stock in connection with the conversion of all of the Company's Series D Preferred stock at December 31, 1995. The conversion automatically extinguished all unpaid dividends on that stock, totaling approximately $2,600,000. The Series D Preferred stock had been held in a voting trust agreement since its issuance in connection with a 1988 acquisition by the Company. The Common stock will continue to be held in the voting trust, which has been extended under the agreement until March 2001.

Notes to Consolidated Financial Statements

     On April 22, 1996, pursuant to a conversion offer with respect to the Company's Series B and Series A Preferred stock, approximately 798,000 shares or approximately 52% of the outstanding shares of Series B and approximately 53,000 shares or approximately 79% of the Series A were converted to Common stock. Series B holders who converted received 2.5 shares of Common stock for each outstanding Series B share. Series A holders who converted received 2.0 shares of Common stock for each outstanding Series A share. Common stock of approximately 1,995,000 shares were issued in connection with the conversion of the Series B Preferred stock and approximately 106,000 shares were issued in connection with the conversion of the Series A Preferred stock. Prior to the conversion there were approximately 1,548,000 shares of Series B outstanding and 67,000 shares of Series A outstanding. The conversion automatically extinguished all unpaid dividends on the Series B and Series A shares that were converted totaling approximately $4,000,000 ($5 per share) on the Series B Preferred stock and totaling approximately $300,000 ($5.50 per share) on the Series A Preferred stock at March 31, 1996. The Company has resumed quarterly dividend payments on the Series A and Series B Preferred stock. The ability to pay dividends in the future is limited by the provisions of the Company's debt requirements.
     The conversion transactions do not impact the net earnings of the Company in 1996, but "earnings applicable to common shares (after deduction of preferred stock dividends)," as supplementally disclosed by the Company, and the "earnings per share of common stock and common equivalent share" have been reduced. The excess of the fair value of the common shares transferred in the transactions by the Company over the fair value of the common shares issuable pursuant to the original conversion terms have been subtracted from net earnings in the calculations of net earnings available to common shareholders and earnings per share.
     In late 1996 and early 1997, the Board of Directors approved the repurchase of up to 950,000 shares of the Company's common stock, in the open market or in negotiated transactions, from time to time, at prices deemed appropriate by the Company's officers, with such shares to be retired as authorized but unissued shares.

Notes to Consolidated Financial Statements

At December 31, 1996, total number of common shares repurchased was 277,300 shares, for a total cost of approximately $2,082,000.
     At December 31, 1996 there were 3,753,000 shares of Common stock reserved for conversion of preferred stock, for exercise of stock options, for issuance of shares under the Employee 401(k) Plan and for the payment of a portion of the purchase price of a business acquisition completed in 1994.

Leases

     Rental expense for continuing operations (reduced by rental income from subleases of $33,000 in 1996, $37,000 in 1995 and $37,000 in 1994) amounted to $1,258,000 in 1996, $1,178,000 in 1995 and $1,180,000 in 1994. Rental expense for discontinued operations (reduced by rental income from subleases of $340,000, $404,000 and $292,000 for the years 1996, 1995 and 1994, respectively) amounted to $3,885,000 in 1996, $3,592,000 in 1995 and $3,979,000 in 1994.
Aggregate future minimum rental payments for continuing operations required under operating leases having an initial lease term in excess of one year for years ending December 31, 1997 through December 31, 2001 are $1,138,000, $1,090,000, $731,000, $166,000
and $86,000, respectively, with $14,000 payable in future years. Minimum operating lease payments for continuing operations have not been reduced by future minimum sublease rentals of $3,000.
     The net book value of leased buildings and equipment under capital leases from continuing operations at December 31, 1996 and 1995 amounted to $-0- and $75,000, respectively.

Notes to Consolidated Financial Statements



Income Taxes

     Earnings before income taxes and extraordinary items and the provision (credit) for income taxes consists of the following:


(balances in thousands)                1996       1995       1994
--------------------------------   --------   --------   --------
Earnings (loss) before income
  taxes and extraordinary items:
        United States              $(17,047)  $ (4,358)  $(18,226)
        Foreign                         730      2,432      1,542
--------------------------------   --------   --------   --------
                                   $(16,317)  $ (1,926)  $(16,684)
                                   ========   ========   ========



Current tax expense:
  United States                    $    472   $ (3,164)  $ (7,347)
  Foreign                               300      1,000        632
  State and local                       (67)       330         13
--------------------------------   --------   --------   --------
                                        705     (1,834)    (6,702)

Deferred tax expense (credit):
  United States                      (7,732)       357          -
  Foreign                                14         25         13
  State and local                         -          -          -
                                     (7,718)       382         13
--------------------------------   --------   --------   --------
                                   $ (7,013)  $ (1,452)  $ (6,689)
                                   ========   ========   ========

Notes to Consolidated Financial Statements

    Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1996 and 1995 are as follows:

(balances in thousands)                     1996          1995
----------------------------------      --------      --------
Gross deferred tax assets:
  Net operating losses and tax
    credit carryforward                 $      -      $  1,484
  Accrued expenses                         5,418         1,718
  Other                                    2,479         8,825
  Valuation allowance for
    deferred tax assets                   (4,237)      (10,827)
Net deferred tax assets                    3,660         1,200

Gross deferred tax liabilities:
  Depreciation                             4,697         5,023
  Accrued expenses                        (4,077)        1,556
  Other                                    1,559           858
  Gross deferred tax liabilities           2,179         7,437
----------------------------------      --------      --------
Net deferred tax asset (liability)      $  1,481      $ (6,237)
==================================      ========      ========

    During the year ended December 31, 1996 the valuation allowance for deferred tax assets decreased $7,296,000. Approximately $6,900,000 of the reduction was related to the deferred tax asset associated with the Company's Senior Discount Debentures, which were substantially all redeemed in 1996, including the amortized original issue discount, which accordingly reduced income taxes in 1996.
    Reasons for the differences between the amount of income tax determined by applying the applicable statutory federal income tax rate to pretax income are:

(balances in thousands)                     1996       1995       1994
----------------------------------      --------   --------   --------
Computed tax at statutory U.S.
  tax rates                             $ (5,548)  $   (655)  $ (5,673)
Effect of loss carryforwards
  and valuation allowance                 (3,881)    (1,163)    (1,559)
Goodwill and other non-deductible
  items                                    2,394         42         73
State and local taxes                        (67)       330         13
Other                                         89         (6)       457
----------------------------------      --------   --------   --------
                                        $ (7,013)  $ (1,452)  $ (6,689)
                                        ========   ========   ========

Notes to Consolidated Financial Statements

    United States income taxes have not been provided on approximately $1,000,000 of undistributed earnings of subsidiaries incorporated outside the United States, since it is the Company's intent to reinvest such earnings. Net cash payments for income taxes during 1996, 1995 and 1994 were $8,526,000, $2,676,000 and
$569,000, respectively.

Commitments and Contingencies

  Litigation - TRW Inc.

    A judgment in the Company's favor in the amount of $138,000,000 was entered against TRW Inc. (TRW) by the United States District Court for the District of Arizona in June 1995 following a jury verdict that TRW had repudiated and breached the April 1989 Airbag Royalty Agreement with the Company. The $138,000,000 damages amount represented the jury's calculation of the present value of the remaining stream of Airbag Royalties which would have been payable by TRW through the April 2001 scheduled expiration date of the Airbag Royalty Agreement had TRW not breached the Agreement. TRW appealed the judgment, and, during the pendency of the appeal, was ordered by the District Court to continue making quarterly payments to the Company in the same amounts as if the Airbag Royalty Agreement had not been terminated and repudiated by TRW. On June 19, 1996, the United States Court of Appeal for the Ninth Circuit rejected TRW's appeal and affirmed the $138,000,000 judgment. A petition for rehearing filed by TRW with the Court of Appeals was denied on July 30, 1996.
    In August 1996 TRW made payments aggregating approximately $133,144,000 to the Company on account of TRW's obligations under the judgment. The payments represented the $138,000,000 face amount of the judgment award, plus interest at the default rate specified by the Airbag Royalty Agreement (prime plus 5%), less the quarterly payments made by TRW pursuant to the District Court's order during the pendency of the appeal. A further payment was made by TRW at the same time in the amount of approximately $6,704,000 as that portion of a court-ordered reimbursement of litigation fees and costs (and interest on the reimbursement amount at the same default rate).

Notes to Consolidated Financial Statements

  Litigation - TRW Inc., continued

    During September 1996, claims between the Company and TRW (which had been scheduled for trial) and all other matters in dispute with TRW were settled by the parties pursuant to a global settlement agreement. Under that settlement, TRW made a further cash payment to the Company on September 3, 1996 in the aggregate amount of $16,601,000. Accordingly, all claims between the parties have now been resolved, and cash payments have been made by TRW aggregating $156,449,000.
    The litigation in which this judgment was entered arose out of the Asset Purchase Agreement dated February 4, 1989 and the License Agreement dated April 21, 1989, between TRW and the Company pursuant to which TRW acquired the Company's airbag business. The court dismissed TRW's claims that the Company had breached a non-compete provision contained in the Asset Purchase Agreement, thereby entitling TRW to terminate airbag royalty payments to the Company under the License Agreement (which it purported to do in February 1994) and obtain a paid-up license to use the Company's airbag technology. The jury found in fact that TRW had improperly terminated and repudiated the License Agreement.

  Litigation - Arizona Department of Revenue

     The Arizona Department of Revenue issued Notices of Correction of Income Tax dated March 17, 1986 to the Company for the fiscal year ending March 31, 1983. These Notices pertain to whether subsidiaries of the Company must file separate income tax returns in Arizona rather than allowing the Company to file on a consolidated basis. The amount of additional Arizona income tax alleged to be due as a result of the Notices of Correction was approximately $400,000 plus interest. In May 1992 the Arizona
Tax Court granted judgment in favor of the Company and against the Department on all claims asserted against the Company. In October 1992 the Tax Court entered judgment in favor of the Company awarding the Company approximately $600,000 for the Arizona income taxes the Company overpaid for its fiscal year ending March 31, 1983 together with interest and attorneys' fees.

Notes to Consolidated Financial Statements

  Litigation - Arizona Department of Revenue, continued

     In September 1994, the Arizona Court of Appeals reversed the 1992 Arizona Tax Court ruling that entitled the Company to file a combined tax return in the State of Arizona for the fiscal year ended March 31, 1983, and in April 1995, the Supreme Court of the State of Arizona denied the Company's Petition for Review. Based on the appellate court decision, the Company paid approximately $1,300,000 in taxes and interest for the period ending March 31, 1983. On October 15, 1996, the Company made a payment of $4,842,000 to resolve the related dispute for the period ending December 31, 1984 and 1985. Legislation adopted in 1994 in Arizona specifically allows companies to file combined tax returns in Arizona for periods from January 1, 1986, and on December 8, 1994 the Arizona Department of Revenue withdrew its assessments against the Company for 1986 and subsequent years.

  Environmental

     A subsidiary of the Company has been named as a potentially responsible party by the Environmental Protection Agency ("EPA") under the Comprehensive Environmental Response Compensation and
Liability Act in connection with the remediation of the Beacon
Heights Landfill in Beacon Falls, Connecticut. Management's review indicates that the Company sent ordinary rubbish and off-specification plastic parts to this landfill and did not send any hazardous wastes to the site. A coalition of potentially responsible parties has entered into consent decrees with the EPA to remediate the site.
The coalition has in turn brought an action against other potentially responsible parties, including a subsidiary of the Company, to contribute to the cleanup costs. The federal district court hearing the case dismissed claims against the subsidiary. However, in November 1996 the Second Circuit Court of Appeals reversed the district court's ruling and remanded the case for trial. Based upon management's review and the status of the proceedings, with respect to this matter, management believes that any reasonably anticipated losses from this claim will not result in a material adverse impact on the results of operations or the financial position of the Company.

Notes to Consolidated Financial Statements

  Environmental, continued

     The current owner of a site in Athens, Georgia is conducting an informal investigation of alleged groundwater contamination. A subsidiary of the Company was an owner of the site until March 1988, and is cooperating with the investigation. The Georgia Environmental Protection Division made a determination in 1995 that the site should be listed on its Hazardous Site Inventory. No lawsuit or administrative enforcement proceedings have been initiated in this matter. Based on remediation estimates received, management believes that any reasonably anticipated losses from the alleged contamination will not result in a material adverse impact on the results of operations or the financial position of the Company.

Fair Value of Financial Instruments

     The following table presents the carrying amounts and fair values of the Company's financial instruments for which it is practicable to estimate. Financial Accounting Standards Board Statement No. 107 "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a force or liquidation sale.


(balances in thousands)              1996                  1995
------------------------      -------------------   -------------------
                              Carrying    Fair      Carrying    Fair
                               Amount     Value      Amount     Value
                              --------   --------   --------   --------
Cash & cash equivalents       $ 47,789   $ 47,789   $  9,910   $  9,910
Non-trade receivables            6,359      6,359      9,735      9,735
Debt                           122,550    126,183    223,274    230,685

Notes to Consolidated Financial Statements

    The following notes summarize the major methods and assumptions used by the Company in estimating the fair values of financial instruments.

Cash and cash equivalents

    The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.

Non-trade receivables

    Interest rates on non-trade receivables, including the current portion, are generally at current market rates. Accordingly the carrying value and fair value of the receivables are equal after considering allowances for the carrying value of certain notes.

Debt

     The fair value of the Company's debt, including the current portion, at December 31, 1996 and 1995 is based on quoted market prices or recent market activity.

Discontinued Operations

     On December 5, 1997, Score Acquisition Corp., (Purchaser) a Delaware corporation and wholly-owned subsidiary of Carpenter Technology Corporation (Carpenter), accepted for payment pursuant to a cash tender offer, approximately 74.4% (measured by the aggregate voting power on a fully diluted basis) of the issued and outstanding voting securities of the Company. The tender offer was made by Purchaser pursuant to an Agreement and Plan of Merger dated September 25, 1997, among Carpenter, Purchaser and the Company. Pursuant to the terms of the Merger Agreement the voting securities of the Company not acquired in the tender offer will be acquired in a second step merger at the same per share price for each class of securities as in the tender offer. The stockholders of the Company will vote on the merger at a special meeting of stockholders to be held on February 19, 1998.

Notes to Consolidated Financial Statements

     Because the approval of the holders of at least a majority of all outstanding voting securities is sufficient to approve the merger, Purchaser can cause the merger to occur without the affirmative vote of any other holders of voting securities. Carpenter and Purchaser have agreed pursuant to the Merger Agreement to vote all of their voting securities in favor of the merger. Carpenter has adopted a plan to dispose of all of the Company's operations, other than its Stainless Steel Products segment, accordingly all financial statements and related information for the years ending December 31, 1996, 1995 and 1994 have been restated to reflect all operations other than the stainless steel operations, as discontinued operations. Based on the Company's estimate of future results of operations through the estimated disposition dates of all operations being sold, taking into consideration the costs of disposal and the proceeds expected from the sales of each operation, no overall loss is anticipated. The amounts the Company will ultimately realize may differ from the estimates made at the time the Company adopted the plan of disposition.
     A summary of the results of operations of the discontinued operations for each of the three years in the period ending December 31, 1996 and the financial position of the discontinued operations at December 31, 1996 and 1995 follows:

Notes to Consolidated Financial Statements

  Results of Operations
  ---------------------

(balances in thousands)                      1996       1995       1994
--------------------------------------   --------   --------   --------
Revenue                                  $366,355   $239,526   $229,844
                                         --------   --------   --------
Cost of sales and service                 201,415    159,571    152,057
Selling, general and administrative        41,768     38,353     36,851
Provision for reserve on realty assets     85,000      7,000          -
                                         --------   --------   --------
                                          328,183    204,924    188,908
                                         --------   --------   --------
Earnings from operations                   38,172     34,602     40,936
Other income (expense), net                25,411     (3,718)    (3,493)
                                         --------   --------   --------
                                           63,583     30,884     37,443
Interest expense                           14,637     21,985     21,558
                                         --------   --------   --------
Earnings before income taxes
 and extraordinary gain (loss)             48,946      8,899     15,885
Income tax provision                        8,849      4,870      2,384
                                         --------   --------   --------
Earnings from discontinued
 operations before extraordinary
 gain (loss)                             $ 40,097   $  4,029   $ 13,501
                                         ========   ========   ========
  Financial Position
  ------------------
(balances in thousands)                                 1996       1995
--------------------------------------              --------   --------
Accounts receivable, net                            $ 39,872   $ 49,994
Inventories                                           37,458     40,652
Other current assets                                   5,036      5,456
                                                    --------   --------
  Current assets                                      82,366     96,102
Realty assets                                              -    104,964
Property, plant and equipment, net                    26,218     25,473
Intangibles                                           41,544     41,432
Other non-current assets                                 465      1,090
                                                    --------   --------
  Total assets                                       150,593    269,061
                                                    --------   --------

Current liabilities                                   32,753     35,983
Non-current liabilities                                6,137     20,433
                                                    --------   --------
  Total liabilities                                   38,890     56,416
                                                    --------   --------
Net assets of discontinued operations               $111,703   $212,645
                                                    ========   ========

Notes to Consolidated Financial Statements

  Financial Position, continued

     Interest expense has been allocated to the discontinued operations based on the ratio of net assets of the discontinued operations to the sum of consolidated net assets and debt not directly attributable to other operations. Revenue and earnings for discontinued operations in 1996 were significantly impacted by the receipt of $156,449,000 from TRW Inc. in satisfaction of the court's judgement relating to the Company's airbag royalties dispute and certain other matters.

  Realty Assets

     In 1992, the Company initiated a plan for the orderly disposition of all its remaining real estate assets. With the resolution of the airbag royalty dispute with TRW and after receiving payments in connection therewith in the third quarter of 1996, and also in view of the slower than expected improvement in the market conditions for real estate assets, the Company re-evaluated and changed its strategy for exiting the real estate business. The Company adjusted its strategy of selling properties to end users in an orderly process over time, to a strategy of liquidation sales through pricing adjustments and/or joint development arrangements. This change in strategy resulted in an $85,000,000 writedown in real estate assets for financial reporting purposes. In December of 1996 all real estate properties, except for one, were sold for cash and assumption of certain liabilities. The Company plans to dispose of the single property not included in this bulk sale.
     Realty assets are stated at the lower of historical cost or estimated net realizable value and include land held for sale together with related development and carrying costs (interest and property taxes during development), and equity investments in realty joint ventures. For financial reporting purposes, realty assets must be carried at the lower of historical cost or estimated net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion (to the stage of completion assumed in

Notes to Consolidated Financial Statements

  Realty Assets, continued

determining the selling price), holding and disposal. The Company accounts for and reports the value of foreclosed realty assets at fair value less the estimated costs to sell the assets.
     In 1995, non-cash Realty asset transactions included an increase in both Realty assets and Realty debt in the amount of $4,038,000 and $3,649,000, respectively, upon the consolidation of a previously unconsolidated joint venture. Non-cash Realty items in 1995 also included reductions of $4,677,000 due to forfeitures of properties and other transactions. The value of foreclosed assets at December 31, 1995 was $29,773,000. There were no foreclosed assets at December 31, 1996.

  Realty Debt

     At December 31, 1996 Realty debt consists primarily of amounts payable in connection with the single remaining property held by the Company's real estate operations. Of the two remaining notes, one has no stated interest rate and the second note bears interest at the rate of 9%, with all amounts due in 1997. Realty debt at December 31, 1996 and 1995 was $362,000 and $10,135,000,
respectively. During 1995, the Company recognized $14,409,000 in extraordinary gains in connection with the settlement of certain real estate debt for less than book value.

  Acquisitions and Dispositions

     In January 1996, a subsidiary of the Company's discontinued operations acquired certain assets of Markel, a manufacturer of a silicone wire product line. The purchase price was approximately $4.3 million.
     In July 1994, a subsidiary of the Company's discontinued operations acquired certain assets of the Ball and Socket Manufacturing Company, Inc., a manufacturer of metal buttons. The purchase price was approximately $4,800,000, including cash of $2,100,000, 323,232 shares of the Company's Common stock scheduled for issuance two years after closing and certain liabilities assumed and acquisition costs incurred.

Notes to Consolidated Financial Statements

  Acquisitions and Dispositions, continued

     The excess of cost over tangible and identifiable intangible assets acquired, net of amortization at December 31, 1996, 1995, and 1994 was $41,819,000, $43,392,000, and $45,716,000,
respectively.

  Research and Development Costs

     Company-sponsored research and development costs from discontinued operations were $8,694,000, $4,227,000 and $4,304,000 for the years ended December 31, 1996, 1995, and 1994, respectively. The large increase in 1996 expenditures is related to the development of automotive airbag components and a continued higher level of expenditures is anticipated in the near future. For the same periods, customer-sponsored research and development expenditures were $8,796,000, $10,093,000 and $8,231,000, respectively.

  Other Postemployment Benefits

     Health care and life insurance benefits are presently provided to a small number of retired employees of one of the discontinued Company's subsidiaries. The cost of retiree health care and life insurance benefits are minor in amount and are recognized as benefits are paid. The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pension" in the first quarter of 1993, as required by the pronouncement. The transition obligation of approximately $1,474,000 is being amortized over a 20 year period. The amortization of the unrecognized transition obligation for the single subsidiary affected by the new pronouncement was $72,000 in 1996. Current service costs and interest costs for 1996 were approximately $10,000 and $99,000, respectively.

Notes to Consolidated Financial Statements



Extraordinary Gain (Loss)

    During 1996, the Company realized a net loss of $12,052,000 from the early paydown of the 12.25% Senior Discount Debentures. The loss consists of prepayment premiums and deferred debt cost on the extinguished portion of the debt. Due to the consolidated tax position of the Company, there was no tax benefit recognized in connection with this loss.
    During 1995 the Company realized a net gain of $14,409,000 from the retirement of realty debt. The gain represents the difference between the value of the debt recorded on the books of the Company and the consideration given and costs incurred to settle the obligation. Due to the Company's net operating tax loss position, there is no tax provision in connection with the gain.

Related Party Transactions

    In each of the last three years the Company and its subsidiaries incurred legal fees payable to the law firm of one of the Company's directors. During 1996, 1995 and 1994 total billings for the firm were $479,000, $249,000 and $610,000, respectively, and were for foreign and domestic services relating to litigation and general corporate matters. In 1996, the Company also paid $189,000 in consulting fees and related expenses to one of the Company's directors.

Recently Issued Accounting Standards

    In October 1994 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation," which is effective for transactions entered into in fiscal years that begin after December 15, 1995. Under the provisions of this new pronouncement, the Company is required to account for such transactions under the "fair value" based method or the "intrinsic value" based method. Under the "fair value" based method, compensation cost is measured at the grant date, based on the value of the award and

Notes to Consolidated Financial Statements

Recently Issued Accounting Standards, continued

is recognized over the service period, which is usually the vesting period. Under the "intrinsic value" based method, (present accounting), compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date, over the amount an employee must pay to acquire the stock. For stock options, fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividend on it, and the risk-free interest rate over the expected life of the option. Certain pro-forma disclosures are required when a Company uses the "intrinsic value" based method instead of the "fair value" based method. The Company presently accounts for stock based compensation in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees", and will continue to apply APB No. 25 for purposes of determining net income, as provided for in the recent pronouncement. The Company has presented in the notes to the financial statements the pro forma and other disclosures required by SFAS No. 123. (Also see "Stock Option Plans" under the caption "Benefit Plans" in the Notes to Consolidated Financial Statements).
    Other pronouncements issued by the Financial Accounting Standards Board with future effective dates are either not applicable or not material to the consolidated financial statements of the Company.

Segment Operations

    See discussion of discontinued segments under "Discontinued
Operations" footnote.

Notes to Consolidated Financial Statements

    The disposition of substantially all of the assets of the Realty segment, the settlement of the dispute with TRW regarding, among other matters, royalties from the Airbag Royalty segment, and the cessation of such royalties along with the significant increase during the last several years in the volume and profitability of the Company's stainless steel operations prompted a reclassification of the Company's segments of operations at the end of 1996. The steel operations were segregated into a separate Stainless Steel Products segment and removed from the Industrial Products segment. The Specialty Products segment was combined with those operations remaining in the Industrial Products Segment. All prior periods were restated to reflect the reclassifications.
    The Company is a diversified manufacturer of a wide range of proprietary and other specialized products for defense, industrial and commercial applications. Through its Government Products and Services segment, the Company manufactures an extensive array of propellant devices and electronic components for defense systems and commercial applications and provides naval architectural and marine engineering services. The Company has participated in the rapidly expanding market for automotive airbags through its royalty agreement with TRW, which provided the Company with a quarterly royalty payment for any airbag manufactured and sold by TRW worldwide and for any other airbag installed in a vehicle manufactured or sold in North America. The royalties ceased upon receipt of a settlement from TRW Inc. (See "Litigation-TRW Inc" in "Commitments and Contingencies" footnote).
    The Company is currently developing new airbag technologies - including an improved inflator and a ceramic initiator with initial sales for both airbag components expected in 1998.
    The Company's Stainless Steel Products segment manufactures and distributes stainless steel products, including a variety of grades, sizes, and shapes of hot rolled and cold finished bars and rods.
    The Company's Industrial Products segment manufactures and sells high-voltage ceramic insulators used in the power transmission and distribution systems, specialized welding equipment and systems, aerosol insecticides, air fresheners and sanitizers, and custom designed metal buttons.

Notes to Consolidated Financial Statements

  Stainless Steel Products (Continuing Operations)

    The Company's Stainless Steel Products segment produces and distributes stainless steel bars and rods. Demand for these products is directly related to the level of general economic activity.
    The Company operates a mini-mill which converts purchased stainless steel billets into a variety of sizes of both hot rolled and cold finished bar and rod. The Company's stainless steel mini-mill has utilized advanced computer automation, strict quality controls, and strong engineering and technical capabilities to maintain its position as a low cost, high quality producer. In addition to its stainless steel manufacturing operation, the Company distributes stainless steel and other specialty steel products through seven locations in the U.S. and Canada.

  Government Products and Services (Discontinued Operations)

    The Company's Government Products and Services segment provides a wide range of products and services for government programs. The vast majority of the Company's products are smaller components of larger units and systems and are generally designed to enhance safety or improve performance. The Company manufactures proprietary propellant products which, when ignited, produce a specified thrust or volume of gas within a desired time period. Propellant products manufactured include ballistic devices for aircraft ejection systems, rocket motors, extended range munitions components and dispersion systems.
    The Company's propellant devices are currently used on ejection seats on high performance domestic and foreign military aircraft. Rocket motors manufactured by the Company include a complete line of rocket boosters and propulsion systems used for reconnaissance, surveillance, and target acquisition. The Company's extended range munitions components utilize propellant technologies to significantly extend the range of existing U.S. artillery. Other electronic products include sub-miniature elapsed time indicators, events counters, fault annunciators, and lighting

Notes to Consolidated Financial Statements

  Government Products and Services,  continued

products used in aerospace and military applications to monitor equipment performance. Naval architecture and marine engineering services provided by the Company include detail design and engineering services for new military and commercial construction as well as a significant amount of maintenance and retrofit work for existing ships.
     The Company's Government Products and Services segment also manufactures specialized electronic display and monitoring devices and high performance cable connection assemblies.
    Direct sales to the U.S. Government and its agencies, primarily from the Government Products and Services segment accounted for approximately 15%, 17% and 23% of the Company's sales for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996 and 1995 the amount billed but not paid by customers under retainage provisions in long-term contracts was $1,205,000 and $1,212,000, respectively. The $1,205,000 receivable under retainage provisions is expected to be collected in 1997 through 2002 in the amounts of $208,000, $174,000, $308,000,
$73,000, $172,000 and $270,000, respectively. Amounts in process but unbilled at December 31, 1996 and 1995 were $7,305,000 and $5,976,000, respectively.

  Airbag Royalties (Discontinued Operations)

     The Company has participated in the rapidly expanding market for automotive airbags through its royalty agreement with TRW, which provided the Company with a quarterly royalty payment for any airbag manufactured and sold by TRW worldwide and for any other airbag installed in a vehicle manufactured or sold in North America. The royalties ceased upon receipt of a settlement from TRW Inc. (See "Litigation-TRW Inc." in "Commitments and Contingencies" footnote).

Notes to Consolidated Financial Statements

  Airbag Royalties, continued

     The Company is currently developing new airbag technologies - including an improved inflator and a ceramic initiator with initial sales for both airbag components expected in 1998.

  Industrial Products (Discontinued Operations)

      The Industrial Products segment manufactures and distributes high-voltage ceramic insulators for electric utilities, municipalities and other governmental units, as well as for electrical contractors and original equipment manufacturers. Products include a wide array of transformer bushings and accessories, special and standard porcelain for high and low-voltage applications, apparatus bushing assemblies, and transmission and distribution class insulators which are manufactured for both domestic and international markets. In addition, the Company manufactures specialized advanced-technology welding systems, power supply systems and humidistats for the utility, pipeline and original equipment manufacturer markets. Welding equipment manufactured by the Company includes systems that are specially designed to operate in hostile environments such as nuclear radiation. The Company also produces aerosol insecticides, air fresheners and sanitizers servicing the industrial maintenance supply, pest control and agricultural markets, and custom designed metal buttons for the military and commercial uniform and upscale fashion markets. The majority of the Company's aerosol insecticides are proprietary formulations of natural active ingredients.

  Realty (Discontinued Operations)

     In 1992, the Company initiated a plan for the orderly disposition of all its remaining real estate assets. With the resolution of the airbag royalty dispute and after receiving payments in connection therewith in the third quarter of 1996, and also in view of the slower than expected improvement in the market conditions for real estate assets, the Company re-evaluated and

Notes to Consolidated Financial Statements

  Realty, continued

changed its strategy for exiting the real estate business. The Company adjusted its strategy of selling properties to end users in an orderly process over time, to a strategy of liquidation sales through pricing adjustments and/or joint development arrangements. This change in strategy resulted in an $85,000,000 writedown in real estate assets for financial reporting purposes. In December of 1996 all real estate properties, except for one, were sold for cash and assumption of certain liabilities. The Company plans to dispose of the single property not included in this bulk sale.

  Other Matters

     The Company's United States discontinued operations had export sales of $24,058,000, $20,354,000 and $15,932,000 for the years ended December 31, 1996, 1995 and 1994, respectively.
     Substantially all facilities and operations of the Company's operations are located within the United States. The Company operates a steel distribution system located in Canada with sales for the year ended December 31, 1996 and total assets at December 31, 1996 of $15,208,000 and $9,300,000, respectively.
     Foreign exchange losses included in earnings for the years ended December 31, 1996, 1995 and 1994 were not material. The foreign currency translation adjustment for continuing operations included in stockholders' equity decreased from $(496,000) at December 31, 1995 to $(528,000) at December 31, 1996.
     Sales between segments are not significant and have been eliminated. Operating income is total revenue less operating expenses and excludes general Corporate expenses, non-segment interest income and interest expense. Interest income associated with segment assets is included in segment operations income. Corporate assets consist principally of cash and cash equivalents, notes receivable, income taxes receivable and a building.

Notes to Consolidated Financial Statements

  Other Matters, continued

     The government funded components and firm industrial contracts at December 31, 1996 and 1995 for continuing and discontinued operations totaled $137,100,000 and $133,500,000, respectively.
The Company's total backlog, including funded and unfunded components, was approximately $447,700,000 as of December 31, 1996 and $503,300,000 as of December 31, 1995. Approximately $107,133,000 of the government funded and firm industrial backlog and $144,627,000 of the total backlog outstanding at December 31, 1996 is expected to be completed or shipped during 1997.
     The term "funded" used herein refers to the aggregate revenue remaining to be earned at a given time under (a) contracts held by the Company (excluding renewals or extensions thereof, which are at the discretion of the customer) to the extent of the funded (i.e., appropriated by Congress and allotted to the contract by the procuring Government agency) amounts thereunder, and (b) "task orders" or "delivery orders" issued to the Company under contracts which provide that the customer is obligated to pay only for services rendered pursuant to specific (funded) task orders and is not obligated to issue additional task orders or to pay the
estimated total contract price.   The  term "unfunded" used herein
refers to the portion of the Company's total backlog that represents the excess of the stated value of the Company's executed contracts over the amounts funded by the customer for such contracts including unexercised options.
     The tables which follow show assets, depreciation and amortization and capital expenditures by segment:

(in thousands)                               1996       1995       1994
------------------------------------     --------   --------   --------
Assets by Segment

  Stainless Steel Products               $ 67,331   $ 75,082   $ 65,397
  Corporate                                62,461     28,456     34,444
------------------------------------     --------   --------   --------
                                          129,792    103,538     99,841
  Discontinued operations, net            111,703    212,645    193,797
                                         --------   --------   --------
                                         $241,495   $316,183   $293,638
                                         ========   ========   ========

Notes to Consolidated Financial Statements

  Other Matters, continued

(in thousands)                            1996       1995       1994
-----------------------------------   --------   --------   --------
Depreciation and Amortization
  by Segment:

  Stainless Steel                     $  2,589   $  2,608   $  3,354
  Corporate                                189        192        213
                                      --------   --------   --------
    Total Continuing Operations          2,778      2,800      3,567
                                      --------   --------   --------
  Government Products and Service        3,890      3,255      3,418
  Airbag Royalties                           -          -          -
  Industrial Products                    2,196      2,373      2,557
  Realty                                    14         15         15
-----------------------------------   --------   --------   --------
    Total Discontinued Operations        6,100      5,643      5,990
                                      --------   --------   --------
Total Depreciation and Amortization   $  8,878   $  8,443   $  9,557
-----------------------------------   ========   ========   ========

Capital Expenditures by Segment:

  Stainless Steel                     $  2,491   $  3,821   $    999
  Corporate                                 43        108        131
                                      --------   --------   ---------
    Total Continuing Operations          2,534      3,929      1,130
                                      --------   --------   --------
  Government Products and Services       2,393      2,532      1,820
  Airbag Royalties                           -          -          -
  Industrial Products                    1,823      2,469        982
  Realty                                     2          1          -
-----------------------------------   --------   --------   --------
    Total Discontinued Operations        4,218      5,002      2,802
                                      --------   --------   --------
Total Capital Expenditures            $  6,752   $  8,931   $  3,932
                                      ========   ========   ========

Notes to Consolidated Financial Statements



                         TALLEY INDUSTRIES, INC. AND SUBSIDIARIES




Summary of Segment Operations

(in thousands)

Years Ended December 31,                  1996       1995       1994
----------------------------------    --------   --------   --------
Revenue from continuing operations:

Stainless Steel Products segment      $136,343   $145,760   $ 97,916
                                      ========   ========   ========


Operating income:

Stainless Steel Products segment      $ 10,981   $ 19,693   $  6,686


Corporate expenses                     (18,771)   (15,468)   (17,163)

Non-segment interest income              2,242        530        324

Interest expense                       (10,769)    (6,681)    (6,531)
                                      --------   --------   --------
Loss from continuing operations
  before income taxes and
  extraordinary gain (loss)           $(16,317)  $ (1,926)  $(16,684)
                                      ========   ========   ========

             TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                    Consolidated Balance Sheet
                           (thousands)

                                                  September 30,     December 31,
                                                      1997             1996
ASSETS                                            -------------   -------------
------
  Cash and cash equivalents                          $ 40,614       $ 47,789
  Accounts receivable, net of allowance for
    doubtful accounts of $272 at September
    30, 1997 and $289 at December 31, 1996             14,739         13,218
  Inventories, net                                     28,347         27,226
  Deferred income taxes                                 3,800          3,660
  Prepaid expenses                                      2,674          2,033
  Net assets of discontinued operations               115,762        111,703
                                                     --------       --------
    Current assets                                    205,936        205,629

  Property, plant and equipment, net                   23,229         23,106
  Intangibles                                             438            421
  Deferred charges and other assets                    13,754         12,339
                                                     --------       --------
     Total assets                                    $243,357       $241,495
                                                     ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
  Current maturities of long-term debt               $  2,200       $  3,497
  Accounts payable                                     13,171          9,347
  Accrued expenses                                     18,272         24,230
                                                     --------       --------
     Current liabilities                               33,643         37,074

  Long-term debt                                      121,562        119,053
  Deferred income taxes                                 3,650          2,179
  Other liabilities                                     7,385          8,669

  Stockholders' equity:
    Preferred stock, $1 par value,
      authorized 5,000,000 shares:
        Series A                                           14             14
        Series B                                          749            750
    Common stock, $1 par value,
      authorized 20,000,000 shares                     14,114         14,618
  Capital in excess of par value                       75,534         79,884
  Foreign currency translation adjustment                   -           (528)
  Accumulated deficit                                 (13,294)       (20,218)
                                                     --------       --------
      Total stockholders' equity                       77,117         74,520
                                                     --------       --------
        Total liabilities and stockholders' equity   $243,357       $241,495
                                                     ========       ========

The accompanying notes are an integral part of the financial statements.

               TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                  Consolidated Statement of Earnings
                 (thousands, except per share amounts)

                                                     Nine Months
                                                        Ended
                                                     September 30,
                                                  -------------------
                                                    1997       1996
                                                  --------   --------
Sales                                             $ 88,711   $105,954
                                                    88,711    105,954

Cost of sales                                       73,597     94,007
Selling, general, and administrative expenses       23,142     18,434
                                                    96,739    112,441
Loss from operations                                (8,028)    (6,487)

Other income (expense), net                          1,771        890
                                                    (6,257)    (5,597)

Interest expense                                     4,614      3,963

Loss from continuing operations before income
  taxes and extraordinary loss                     (10,871)    (9,560)
Income tax provision (benefit)                      (4,176)    (4,852)
                                                  --------   --------
Loss from continuing operations before
  extraordinary loss                                (6,695)    (4,708)
Earnings from discontinued operations, net of
  income taxes                                      13,619     34,105
Extraordinary loss                                       -     (1,642)
                                                  --------   --------
  Net earnings                                    $  6,924   $ 27,755
                                                  ========   ========

Earnings applicable to common shares              $  6,351   $ 14,813
                                                  ========   ========
Earnings (loss) per share of common stock and
  common stock equivalents:
Continuing operations                             $   (.44)  $   (.31)
Discontinued operations                                .89       2.24
Extraordinary loss                                       -       (.11)
Value of induced conversion                              -       (.79)
                                                  --------   --------
Net earnings                                      $    .45   $   1.03
                                                  ========   ========

Weighted average shares outstanding                 15,246     15,202
                                                  ========   ========


The accompanying notes are an integral part of the financial statements.

                TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                  Consolidated Statement of Cash Flows
                               (thousands)
                                                         Nine Months Ended
                                                            September 30,
                                                        --------------------
                                                          1997        1996
                                                        --------    --------
Cash and cash equivalents at beginning of year          $ 47,789    $  9,910
Cash flows from operating activities:                   --------    --------
Earnings from continuing operations                        6,924      27,755
  Adjustments to reconcile net income to cash
     flows from operating activities:
     Earnings from discontinued operations               (13,619)    (34,105)
     Extraordinary items                                       -       1,642
     Change in deferred income taxes                       1,331      (3,099)
     Depreciation and amortization                         2,156       2,405
     (Gain) loss on sale of property and equipment            58          (3)
     Original discount amortization                            -       7,929
     Amortization of deferred costs                          568       1,469
     Provision for unfunded benefits                           -       6,806
     Reserve provision on long-term receivables                -       2,829
     Other                                                 1,420       1,386
  Changes in assets and liabilities, net:
     (Increase) decrease in accounts receivable           (2,851)      3,236
     (Increase) decrease in inventories                   (1,121)      3,517
     (Increase) decrease in prepaid expenses                (457)        389
     Increase in other assets                               (902)       (203)
     Increase in accounts payable                          3,824       5,248
     Increase (decrease) in accrued expenses              (4,107)      7,977
     Other, net                                           (1,200)         14
                                                        --------    --------
      Cash flows from operating activities                (7,976)     35,192
Cash flows from investing activities:                   --------    --------
Purchases of property and equipment                       (2,352)     (1,668)
  Proceeds from sale of property and equipment                 5           3
                                                        --------    --------
   Cash flows from investing activities                   (2,347)     (1,665)
Cash flows from financing activities:                   --------    --------
Payment of cash dividends                                   (573)          -
  Issuance of common stock                                    57       3,637
  Purchase of common stock                                (4,339)          -
  Charge for retirement of debt                                -      (1,642)
  Redemption of Discount Debentures                            -     (13,119)
  Reduction in borrowings under line of credit                 -    (195,270)
  Proceeds from borrowings under line of credit                -     185,237
  Other reductions in debt                                (1,521)     (1,492)
                                                        --------    --------
   Cash flows from financing activities                   (6,376)    (22,649)
                                                        --------    --------
Net cash flow from continuing operations                 (16,699)     10,878
Cash flows from discontinued operations                    9,524     129,309
                                                        --------    --------
Net increase (decrease) in cash and cash equivalents      (7,175)    140,187
                                                        --------    --------
Total cash and cash equivalents at September 30,        $ 40,614    $150,097
                                                        ========    ========
The accompanying notes are an integral part of the financial statements.

                              TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

                      Consolidated Statement of Changes in Stockholders' Equity
                        For the Nine Months Ended September 30, 1997 and 1996
                                             (thousands)



                                           Preferred Stock                Capital in  Retained
                                    ----------------------------  Common   Excess of  Earnings
                                    Series A  Series B  Series D   Stock   Par Value  (Deficit)
                                    --------  --------  --------  -------  ---------  --------
BALANCE AT DECEMBER 31, 1995         $   67    $1,548    $  120   $10,053   $86,035   $(38,959)

Net earnings                                                                            27,755
Conversion to common stock              (53)     (798)     (120)    4,007    (3,438)
Common stock issued                                                   792     3,247
                                     ------    ------    ------   -------   -------   --------
BALANCE AT SEPTEMBER 30, 1996        $   14    $  750    $    -   $14,852   $85,844   $(11,204)
                                     ======    ======    ======   =======   =======   ========

BALANCE AT DECEMBER 31, 1996         $   14    $  750    $    -   $14,618   $79,884   $(20,218)

Net earnings                                                                             6,924
Dividends - preferred stock                                                    (573)
Stock grant                                                             6        51
Conversion to common stock                         (1)                  1
Common stock retirements                                             (511)   (3,828)
                                     ------    ------    ------   -------   -------   --------
BALANCE AT SEPTEMBER 30, 1997        $   14    $  749    $    -   $14,114   $75,534   $(13,294)
                                     ======    ======    ======   =======   =======   ========



The accompanying notes are an integral part of the financial statements.




              TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

             Notes to Consolidated Financial Statements



Note 1 - General
----------------

       In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 1997 and December 31, 1996 and the results of operations for the nine-month periods ended September 30, 1997 and 1996, and cash flows and changes in stockholders' equity for the nine-month periods ended September 30, 1997 and 1996. Such results, however, may not be indicative of the results for the full year.
       For additional information regarding significant accounting policies, and accounting matters applicable to the Company, reference should be made to the Company's Annual Report to Shareholders for the year ended December 31, 1996. (Also, see Note 9 - Discontinued Operations).

Note 2 - Basis of Presentation
------------------------------

      As more fully explained in the Discontinued Operations footnote to the financial statements, the Company, subsequent to the original issuance of its financial statements for the period ended September 30, 1997, has been involved in transactions which will result in a merger. In connection with such merger, all but one segment of the Company's business is being sold and accordingly have been reflected as discontinued operations in the restated financial statements.

Note 3 - Inventories
--------------------

      Inventories are summarized as follows (in thousands):

                                        September 30,   December 31,
                                            1997            1996
                                        -------------   ------------
      Raw materials and supplies          $ 4,925         $ 4,022
      Work-in-process                       4,267           4,355
      Finished goods                       19,155          18,849
                                          -------         -------
                                          $28,347         $27,226
                                          =======         =======

Note 4 - Earnings Per Share
---------------------------

      Earnings per share of Common stock and Common stock equivalents has been computed on the basis of the average number of Common shares outstanding during each period. The average number of shares has been adjusted for assumed exercise at the beginning of the period (or date of grant, if later) for any dilutive stock options, with funds obtained thereby used to purchase shares of the Company's Common stock at the average price during the period, and assumed conversion of all dilutive convertible Preferred stock. Common stock equivalents that are anti-dilutive are excluded from the computation of earnings per share and earnings are reduced by the dividend requirements on such equivalents.

Note 5 - Acquisition and Dispositions
-------------------------------------

      In May 1997, a subsidiary of the Company's discontinued operations sold certain assets of the connector product line.
Proceeds include a note receivable for $1.9 million and cash of $.2 million.
      In March 1997, the Company sold the assets of its Canadian steel distributor. Cash proceeds from the sale were $4.1 million.
The purchaser assumed $2.3 million of liabilities.
      In January 1996, a subsidiary of the Company's discontinued operations acquired certain assets of a manufacturer of a silicone wire product line. The purchase price was approximately $4.3 million.

Note 6 - Preferred Stock Conversions
------------------------------------

      On February 16, 1996, the Company issued 1,905,849 shares of Talley Common stock in connection with the conversion of all of the Company's Series D Preferred stock, 702,919 more shares than originally designated. The conversion automatically extinguished all unpaid dividends on that stock, totaling approximately $2.6 million as of December 31, 1995.
      On April 22, 1996, pursuant to a conversion offer with respect to the Company's Series B and Series A Preferred stock, approximately 798,000 shares or approximately 52% of the outstanding shares of Series B and approximately 53,000 shares or approximately 79% of the Series A were converted to Common stock. Series B holders who converted received 2.5 shares of Common stock for each outstanding Series B share. Series A holders who converted received 2.0 shares of Common stock for each outstanding Series A share. Common stock issued of approximately 1,995,000 shares in connection with the conversion of Series B Preferred stock and approximately 106,000 in connection with the conversion of Series A Preferred stock was approximately 948,000 and 56,000 more shares than issuable under the stated conversion terms of the respective series of preferred stock. Prior to the conversion there were approximately 1,548,000 shares of Series B outstanding and 67,000 shares of Series A outstanding. The conversion automatically extinguished all unpaid dividends on the Series B and Series A shares that were converted totaling approximately $4.0 million ($5 per share) on the Series B Preferred stock and totaling approximately $0.3 million ($5.50 per share) on the Series A Preferred stock at March 31, 1996.
      The transactions did not impact the net earnings of the Company in 1996, but "earnings applicable to common shares (after deduction of preferred stock dividends)," as supplementally disclosed by the Company, and the "earnings per share of common stock and common stock equivalent share" were reduced. The excess of the fair value of the common shares transferred in the transactions by the Company, over the fair value of the common shares issuable pursuant to the stated conversion terms of the preferred stock, were subtracted from net earnings in the calculations of net earnings available to common shareholders and earnings per share.

Note 7 - Bonds Repurchased and Covenant Defeasance
--------------------------------------------------

      During 1996, the Company repurchased $124.0 million aggregate principal amount of the Senior Discount Debentures with an accreted value of $97.4 million at the repurchase dates. The purchase price of the debentures was $106.0 million, including accrued interest and prepayment premiums. The Company recognized $12.1 million in extraordinary losses in connection with the repurchases of the Senior Discount Debentures. This amount represents the prepayment premium and deferred debt cost on the extinguished debt. During the nine months ended September 30, 1997, the Company repurchased an additional $.3 million aggregate principal amount of the Senior Discount Debentures.
      An investment was made in U.S. Treasury obligations and placed in trust in June 1997 to effect a covenant defeasance of the remaining $1.9 million principal amount of outstanding debentures. For financial reporting purposes, the assets held in trust are included in the assets of the Company and the outstanding debentures continue to be reflected as outstanding debt. The debentures will be redeemed on October 15, 1998, which is the earliest optional redemption date.

Note 8 - Repurchase of Common Stock
-----------------------------------

      In late 1996 and early 1997, the Board of Directors approved the repurchase of up to 950,000 shares of the Company's Common stock, on the open market or in negotiated transactions, from time to time, at prices deemed appropriate by the Company's officers, with such shares to be retired as authorized but unissued shares. At December 31, 1996, the total number of shares of common stock repurchased was 277,300 shares for a total cost of approximately $2.1 million. During the first half of 1997, another 510,367 shares were repurchased for a total cost of approximately $4.3 million.

Note 9 - Discontinued Operations
--------------------------------

     On December 5, 1997, Score Acquisition Corp., (Purchaser) a Delaware corporation and wholly-owned subsidiary of Carpenter Technology Corporation (Carpenter), accepted for payment pursuant to a cash tender offer, approximately 74.4% (measured by the aggregate voting power on a fully diluted basis) of the issued and outstanding voting securities of the Company. The tender offer was made by Purchaser pursuant to an Agreement and Plan of Merger dated September 25, 1997, among Carpenter, Purchaser and the Company. Pursuant to the terms of the Merger Agreement the voting securities of the Company not acquired in the tender offer will be acquired in a second step merger at the same per share price for each class of securities as in the tender offer. The stockholders of the Company will vote on the merger at a special meeting of stockholders to be held on February 19, 1998.
     Because the approval of the holders of at least a majority of all outstanding voting securities is sufficient to approve the merger, Purchaser can cause the merger to occur without the affirmative vote of any other holders of voting securities. Carpenter and Purchaser have agreed pursuant to the Merger Agreement to vote all of their voting securities in favor of the merger. Carpenter has adopted a plan to dispose of all of the Company's operations, other than its Stainless Steel Products segment, accordingly all financial statements and related information for the period ending September 30, 1997 and earlier have been restated to reflect all operations other than the stainless steel operations, as discontinued operations. Based on the Company's estimate of future results of operations through the estimated disposition dates of all operations being sold, taking into consideration the costs of disposal and the proceeds expected from the sales of each operation, no overall loss is anticipated. The amounts the Company will ultimately realize may differ from the estimates made at the time the Company adopted the plan of disposition.

-------------------------------------------

     A summary of the results of operations of the discontinued operations for the nine months ended September 30, 1997 and 1996 and the financial position of the discontinued operations at September 30, 1997 and December 31, 1996 follows:

  Results of Operations                        Nine Months Ended
  ---------------------                           September 30,

(balances in thousands)                        1997        1996
--------------------------------------       --------    --------
Revenue                                      $175,465    $285,915
                                             --------    --------
Cost of sales and service                     128,986     127,837
Selling, general and administrative            26,768      29,140
Provision for reserve on realty assets         (6,300)     85,000
                                             --------    --------
                                              149,454     241,977
                                             --------    --------
Earnings from operations                       26,011      43,938
Other income (expense), net                    (1,451)     13,697
                                             --------    --------
                                               24,560      57,635
Interest expense                                6,296      17,103
                                             --------    --------
Earnings before income taxes and
 extraordinary gain (loss)                     18,264      40,532
Income tax provision                            4,645       6,427
                                             --------    --------
Earnings from discontinued operations
  before extraordinary gain (loss)           $ 13,619    $ 34,105
                                             ========    ========
  Financial Position
  ------------------                    September 30,  December 31,
(balances in thousands)                     1997           1996
--------------------------------------  -------------  ------------
Accounts receivable                      $ 35,870       $ 39,872
Inventories                                38,860         37,458
Other current assets                        5,030          5,036
                                         --------       --------
  Current assets                           79,760         82,366
Property, plant and equipment, net         30,069         26,218
Intangibles                                37,858         41,544
Other non-current assets                    3,360            465
                                         --------       --------
  Total assets                            151,047        150,593
                                         --------       --------
Current liabilities                        30,634         32,753
Non-current liabilities                     4,651          6,137
                                         --------       --------
  Total liabilities                        35,285         38,890
                                         --------       --------
Net assets of discontinued operations    $115,762       $111,703
                                         ========       ========

-------------------------------------------

  Financial Position, (continued)
  ------------------------------

     Interest expense has been allocated to the discontinued operations based on the ratio of net assets of the discontinued operations to the sum of consolidated net assets and debt not directly attributable to other operations. Revenue and earnings for discontinued operations in 1996 were significantly impacted by the receipt of $156,449,000 from TRW Inc. in satisfaction of the court's judgement relating to the Company's airbag royalties dispute and certain other matters.

  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements reflect the acquisition of Talley Industries, Inc. ("Talley") by Carpenter Technology Corporation ("Carpenter"). On December 5, 1997, Score Acquisition Corp. ("Score"), a wholly-owned subsidiary of Carpenter, accepted approximately 75% of the voting stock of Talley for payment pursuant to the Agreement and Plan of Merger dated September 25, 1997 and upon the terms and subject to the conditions set forth in Score's Offer to Purchase dated October 2, 1997. Upon consummation of the merger, scheduled for February 19, 1998, Talley will become a wholly-owned subsidiary of Carpenter. Accordingly, the Unaudited Pro
Forma Condensed Combined Financial Statements reflect the 100% acquisition of Talley (the "Talley Merger"). The Unaudited Pro Forma Condensed Combined Statement of Income for the year ended June 30, 1997 also reflects the acquisitions by Carpenter of Dynamet Incorporated in February, 1997 and Rathbone Precision Metals, Inc. in June, 1997 (the "Other Acquisitions").

The following Unaudited Pro Forma Financial Statements are filed with this report:
                                                            Page
                                                            ----
Unaudited Pro Forma Condensed Combined Balance Sheet
at December 31, 1997....................................... PF-3

Unaudited Pro Forma Condensed Combined Statement of
Income for the year ended June 30, 1997.................... PF-4

Unaudited Pro Forma Condensed Combined Statement of
Income for the six months ended December 31, 1997.......... PF-5

Notes to Unaudited Pro Forma Condensed Combined
Financial Statements....................................... PF-6

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the acquisition of the remaining 25% of Talley through the Talley
Merger as if it had occurred on December 31, 1997.  The unaudited
Pro Forma Condensed Combined Statements of Income for the year ended
June 30, 1997 and for the six months ended December 31, 1997 reflect the Talley Merger and the Other Acquisitions as if they had occurred at the beginning of the year ended June 30, 1997. The pro forma information is based on the historical financial statements of Carpenter and Talley after giving effect to the Talley Merger and the Other
Acquisitions using the purchase method of accounting.  Under this method of


accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, the purchase price for Talley has been allocated based primarily on preliminary information. The final allocation of the purchase price will be determined within a reasonable time after consummation of such transaction and will be based on a complete evaluation of the assets acquired, including net assets held for sale, and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation. The Unaudited Pro Forma Condensed Combined Financial Statements also reflect assumptions and adjustments deemed appropriate by Carpenter, which are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma condensed combined information does not purport to be indicative of Carpenter's financial position or results of operations had the Talley Merger and the Other Acquisitions actually occurred on the dates presented nor is it necessarily indicative of Carpenter's future financial position or future operating results. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate audited historical consolidated financial statements of Carpenter and the notes thereto set forth in Carpenter's 1997 Annual Report on Form 10-K, and the historical consolidated financial statements of Talley and the notes thereto set forth in
Item 7 of this Form 8-K/A.

In the opinion of Carpenter's management, all adjustments have been made that are necessary to present fairly the pro forma data.



















                 Carpenter Technology Corporation
       Unaudited Pro Forma Condensed Combined Balance Sheet
                        December 31, 1997
                          (in thousands)

                                             Carpenter       Pro Forma       Pro Forma
                                             Historical     Adjustments      Combined
                                             ----------     -----------      ----------
ASSETS
Current Assets:
Cash and cash equivalents                    $   34,965     $       -        $   34,965
Accounts receivable, net of
  allowance for doubtful accounts               158,483             -           158,483
Inventories                                     278,689           975 (A)       279,664
Other current assets                             16,892             -            16,892
Net assets held for sale                        153,914        14,813 (A)       168,727
                                             ------------------------------------------
Total current assets                            642,943        15,788           658,731

Property, plant, and equipment, net             605,067         9,300 (A)       614,367
Prepaid pension cost                            110,803             -           110,803
Goodwill, net                                   160,615        14,975 (A)       175,590
Other assets                                    114,849           475 (A)       115,324
                                             ------------------------------------------
TOTAL ASSETS                                 $1,634,277     $  40,538        $1,674,815
                                             ==========================================
LIABILITIES
Current Liabilities:
Short-term debt                                 131,128     $  47,850 (A)    $  178,978
Accounts payable                                 85,744             -            85,744
Accrued compensation                             17,110             -            17,110
Accrued income taxes                             13,799             -            13,799
Deferred income taxes                            26,851         5,310 (A)        32,161
Other accrued liabilities                        53,958             -            53,958
Current portion of long-term debt               144,097             -           144,097
                                             ------------------------------------------
Total current liabilities                       472,687        53,160           525,847

Long-term debt, net of current portion          372,310             -           372,310
Accrued postretirement benefits                 134,937             -           134,937
Deferred income taxes                           119,227         3,900 (A)       123,127
Other liabilities                                41,947             -            41,947
Minority interest                                16,522       (16,522)(A)             0

TOTAL SHAREHOLDERS' EQUITY                      476,647             -           476,647
                                             ------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $1,634,277     $  40,538        $1,674,815
                                             ==========================================

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.




                               Carpenter Technology Corporation
                     Unaudited Pro Forma Condensed Combined Statement of Income
                                  for the year ended June 30, 1997
                                           (in thousands)
                                                                                 Adjustments
                                                                     Talley      To Present      Talley
                                                                    Historical     Talley      Historical
                                                        Pro Forma     For The     Historical    For the
                                                        Carpenter     Year        For The 12   12 Months
                             Carpenter      Other       and Other     Ended      Months Ended   Ended      Pro Forma    Pro Forma
                             Historical  Acquisitions  Acquisitions  12/31/96    6/30/97 (G)    6/30/97   Adjustments   Combined
Net sales                     $939,000      $83,771     $1,022,771   $136,343      $(12,162)   $124,181  $ (14,491)(F)  $1,132,461
                             _____________________________________________________________________________________________________

Cost of sales                  697,892       51,059        748,951    110,150        (7,702)    102,448      1,494 (B)     841,789
                                                                                                             3,387 (E)
                                                                                                           (14,491)(F)

Selling and administrative
  expenses                     126,357       17,144        143,501     22,625         1,456      24,081      1,928 (B)     155,902
                                                                                                           (13,608)(E)
Interest expense                19,930        3,484         23,414     10,769        (3,564)      7,205      8,600 (C)      32,014
                                                                                                            (7,205)(E)

Equity in loss of joint
  venture                        1,188            -          1,188          -             -           -          -           1,188

Other (income) expense, net     (4,238)        (230)        (4,468)     9,116        (1,164)      7,952     (8,656)(E)      (5,172)
                             _____________________________________________________________________________________________________
                               841,129       71,457        912,586    152,660       (10,974)    141,686    (28,551)      1,025,721

Income (loss) from continuing
  operations before income
  taxes                         97,871       12,314        110,185    (16,317)       (1,188)    (17,505)    14,060         106,740

Income tax expense (benefit)    37,878        5,611         43,489     (7,013)           17      (6,996)    (4,145)(D)      42,776
                                                                                                            10,428 (E)
                             _______________________________________________________________________________________________________

Income (loss) from continuing
  operations                  $ 59,993      $ 6,703       $ 66,696   $ (9,304)      $(1,205)   $(10,509) $   7,777      $   63,964
                             =======================================================================================================

Basic earnings per common
  share from continuing
  operations*                 $   3.32                    $   3.31                                                      $     3.17

Diluted earnings per
  common share from
  continuing operations*      $   3.16                    $   3.17                                                      $     3.04

Average common shares
  outstanding-basic*            17,579                      19,658                                                          19,658

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

*Earnings per share data are presented in conformity with Statement of Financial Accounting Standards No. 128.





                                  Carpenter Technology Corporation
                     Unaudited Pro Forma Condensed Combined Statement of Income
                             for the six months ended December 31, 1997
                                           (in thousands)

                                                           Talley
                                           Carpenter     Historical      Pro Forma    Pro Forma
                                           Historical   (7/1-12/4/97)   Adjustments   Combined
Net sales                                   $529,451        $48,319     $ (2,794)(F)   $574,976
                                            ___________________________________________________

Cost of sales                                382,266         40,618          439 (B)    420,529
                                                                          (2,794)(F)

Selling and administrative expenses           75,350          8,967          775 (B)     80,319
                                                                          (4,773)(E)

Interest expense                              14,013          1,993        3,583 (C)     17,596
                                                                          (1,993)(E)

Other (income) expense, net                   (1,360)          (562)       1,138 (E)       (784)
                                            ___________________________________________________
                                             470,269         51,016       (3,625)       517,660

Income (loss) from continuing operations
  before income taxes                         59,182         (2,697)         831         57,316

Income tax expense (benefit)                  23,422           (824)      (1,895)(D)     22,926
                                                                           2,223 (E)
                                            ___________________________________________________

Income (loss) from continuing operations     $ 35,760       $(1,873)    $    503       $ 34,390
                                            ===================================================
Basic earnings per common share
  from continuing operations*                $   1.79                                  $   1.72


Diluted earnings per common share
  from continuing operations*                $   1.71                                  $   1.65

Average common shares outstanding - basic*     19,533                                    19,533

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

*Earnings per share data are presented in conformity with Statement of Financial Accounting
 Standards No. 128.

                 Carpenter Technology Corporation
                   Notes to Unaudited Pro Forma
             Condensed Combined Financial Statements




     BALANCE SHEET ADJUSTMENT:


(A) Adjustments to record the acquisition of the minority interest in Talley, including a cash payment of $45.1 million to be paid upon completion of the Talley merger, and to reflect the allocation of the purchase price to the fair value of net assets acquired, resulting in goodwill of $15.0 million. The acquisition will be financed through additional borrowings under a revolving credit agreement.



     INCOME STATEMENT ADJUSTMENTS:

(B) Adjustments to provisions for depreciation and amortization for estimated fair value adjustments related to property, plant and equipment, depreciated over 15 years on a straight-line basis, goodwill, amortized over 40 years on a straight-line basis, and other intangible assets (trademarks and tradenames), amortized over 30 years on a straight-line basis.

(C) Additional interest expense on borrowings resulting from the purchase of Talley. Interest is assumed at an average rate of 6.1%, the approximate current short-term borrowing rate of Carpenter.

(D) Reflects the income tax effects related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

(E)  Adjustments to eliminate items related to the net assets held for sale.

(F) Adjustment to eliminate sales and cost of sales between Carpenter and Talley.

(G) Adjustments to present Talley's consolidated statement of earnings for the year ended June 30, 1997. The adjustments reflect the net differences between the amounts for the six months ended June 30, 1997 and amounts for the six months ended June 30, 1996.

(H) Cost savings benefits from synergies to be derived from the acquisition of the Stainless Steel Products segment of Talley, which may be significant, are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. There can be no assurance, however, as to the amount of cost savings benefits, if any, that will be realized as a result of such acquisition.


